Exhibit 99.1

ALTRIA REPORTS 2021 FIRST-QUARTER RESULTS;
REAFFIRMS 2021 EARNINGS GUIDANCE;
ACQUIRES REMAINING 20% OF GLOBAL on! BUSINESS

RICHMOND, Va. - April 29, 2021 - Altria Group, Inc. (Altria) (NYSE: MO) today reports its 2021 first-quarter business results and reaffirms its guidance for 2021 full-year adjusted diluted earnings per share (EPS).

    “We are off to a strong start to the year and believe our businesses are on track to deliver against full-year plans. Against a challenging comparison, our tobacco businesses performed well in the first quarter and we continued to make progress advancing our non-combustible portfolio,” said Billy Gifford, Altria’s Chief Executive Officer.

“This morning we announced another important milestone in Altria’s journey in Moving Beyond Smoking™. We now have full global ownership of on! oral nicotine pouches as we recently closed transactions to acquire the remaining 20% global interest.”

“We would like to honor the memory of Tom Farrell, our late Chairman of the Board. Tom served 13 distinguished years on our Board, offered valuable insights and guidance during his tenure and was a true visionary. We will miss his leadership, contributions and friendship.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2021	Change vs. Q1 2020
Net revenues	$6,036	(5.1)%
Revenues net of excise taxes	$4,880	(3.3)%

Reported tax rate	26.6%	0.1 pp
Adjusted tax rate	25.0%	1.0 pp

Reported diluted EPS[2]	$0.77	(7.2)%
Adjusted diluted EPS[2]	$1.07	(1.8)%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings per share attributable to Altria.

As previously announced, a conference call with the investment community and news media will be webcast on April 29, 2021 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders
Dividends
•In the first quarter, Altria paid $1.6 billion in dividends.
•Altria’s current annualized dividend rate is $3.44 per share.
•Altria maintains its long-term objective of a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board of Directors (Board).
Share Repurchase Program
•In the first quarter, Altria repurchased 6.9 million shares at an average price of $47.02, for a total cost of $325 million.
•As of March 31, 2021, Altria had approximately $1.7 billion remaining under the current $2 billion share repurchase program, which Altria expects to complete by June 30, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board.

Non-combustible Products Business Platform
Heated Tobacco
•In March, PM USA introduced the new IQOS 3 device for sale in all current markets. IQOS 3 has a longer battery life and a faster re-charging time compared to the 2.4 version.
•As of the end of April, PM USA expanded Marlboro HeatSticks in retail stores statewide, across Georgia, Virginia, North Carolina and South Carolina.
•In the first quarter, Marlboro HeatSticks achieved a cigarette category retail share in stores with distribution of:
▪1.1% in Atlanta, an increase of 0.2% from the fourth quarter of 2020.
▪1.0% in Charlotte, an increase of 0.3% from the fourth quarter of 2020.
•In June, PM USA plans to open a new IQOS boutique in the Tysons Corner Mall, a center point in the highly populated Northern Virginia metro market.
•As previously announced, PM USA:
▪plans to expand IQOS and Marlboro HeatSticks into three additional metro markets in 2021.
▪expects Marlboro HeatSticks to be sold in geographies covering approximately 25% of U.S. cigarette industry volume by the end of 2021.
Oral Tobacco
•In December 2020 and April 2021, Altria subsidiaries closed transactions to acquire the remaining 20% of the global on! business for a total of approximately $250 million.
•In the first quarter, Helix expanded the distribution of on! by an additional 15,000 stores. on! was available in approximately 93,000 stores as of the end of the first quarter.
•on!’s retail share performance:
▪on!’s retail share of the total oral tobacco category was 1.7% in the first quarter, an increase of 0.6% from the fourth quarter of 2020.
▪on!’s retail share of the oral tobacco category in stores with on! distribution was 3.1% for the twelve months ended March 31, 2021, an increase of 0.7% from the twelve months ended December 31, 2020.
•As previously announced, Helix expects by mid-year 2021:
▪unconstrained on! manufacturing capacity in the U.S. market.
▪on! to be sold in stores covering 90% of total oral tobacco category volume and 80% of total cigarette category volume in the U.S.

JUUL Investment
In the first quarter:
•Altria estimates (i) total e-vapor category volumes increased by 24% versus a year ago and 7% sequentially and (ii) JUUL’s retail share of the total e-vapor category was 33%, a decrease of 6% year-over-year and 2% sequentially.
•Altria recorded a non-cash pre-tax unrealized loss of $200 million as a result of a decrease in the fair value of JUUL. The decrease in fair value was primarily driven by (i) Altria’s projections of lower JUUL revenues over time due to lower JUUL volume assumptions resulting from a continuation of heightened competitive dynamics in the U.S. e-vapor category and (ii) an increase in the discount rate due to a change in market factors.
As of March 31, 2021, the fair value of Altria’s JUUL investment was $1.5 billion.
Altria accounts for its investment in JUUL under the fair value option. Under this option, Altria’s consolidated statement of earnings includes any cash dividends received from its investment in JUUL as well as any change in the fair value of the investment, which is calculated quarterly. These fair value changes are treated as special items and are excluded from Altria’s adjusted results.

Capital Markets Activity
Debt Liability Management Transaction
In the first quarter, Altria:
•Executed a series of transactions to take advantage of favorable market conditions to adjust its debt maturity profile and extend the weighted average maturity of its debt. Specifically, Altria issued new long-term senior unsecured notes totaling $5.5 billion and repurchased over $5 billion aggregate principal amount in outstanding long-term senior unsecured notes through cash tender offers and a redemption (“Debt Liability Management Transaction”).
•Recorded pre-tax losses on early extinguishment of debt in the amount of $649 million as a result of the tender offers and the redemption.
Following the completion of the Debt Liability Management Transaction, Altria’s weighted average coupon rate was 4.0% as of March 31, 2021 compared to 4.1% as of December 31, 2020.
Debt Maturity
In May, Altria expects to retire $1.5 billion aggregate principal amount of long-term senior unsecured notes at maturity with available cash.

Environmental, Social and Governance (ESG)
Altria’s Corporate Responsibility Focus Areas are: reducing the harm of tobacco products, preventing underage use, protecting the environment, driving responsibility through our value chain, supporting our people and communities and engaging and leading responsibly.
Environmental
•In April, Altria joined over 400 businesses and investors in supporting the Biden administration’s commitment to climate action and calling for U.S. targets aligned with the Paris Agreement and the latest climate science. The letter Altria signed was organized by the We Mean Business coalition and Ceres. It communicates business and investor support for an ambitious 2030 emissions reduction target, or Nationally Determined Contribution pursuant to the Paris Agreement, in pursuit of reaching net-zero emissions by 2050.
Social
•In April, Altria released its 2020-2021 Supporting our People and Communities Corporate Responsibility Progress Report. 2020 Highlights include:
•Altria established aspirational Inclusion and Diversity Aiming Points, which include 50-50 gender parity at its Vice President and above levels and a composition of at least 30% ethnically diverse executives. At the end of 2020, approximately 34% of Altria’s VPs were women and approximately 19% were ethnically diverse.

•Altria’s data on pay equity showed that salaries of non-white employees are 99.6% of white employees’ salaries, and female employees’ salaries are 99.4% of male employees’ salaries when adjusted for factors generally considered to be legitimate differentiators of salary.
•Altria’s Corporate Giving, Employee Community Engagement and Race & Equity Initiative included $55 million of corporate giving, of which, Altria contributed $5 million to help address systemic racism.
Governance
•In April, Thomas F. Farrell II, Altria’s Chairman of the Board passed away. The Board plans to evaluate Board leadership succession and appoint a new Chair at its meeting following Altria’s 2021 Annual Meeting of Shareholders in May.

Impact of COVID-19 Pandemic
Impact on Tobacco Business Operations
•To date, Altria’s tobacco businesses have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations, but Altria continues to monitor these factors. The majority of retail stores in which tobacco products are sold, including convenience stores, have been deemed to be essential businesses by authorities and remain open.
•Altria continues to monitor the macroeconomic risks of COVID-19 and its effect on adult tobacco consumers (ATC), including stay-at-home practices, disposable income (which may be impacted by unemployment rates and fiscal stimulus), purchasing patterns and adoption of non-combustible products.
Impact on Wine Business Operations
•In 2020, Ste. Michelle’s on-premise and direct-to-consumer sales were significantly impacted by COVID-19. Ste. Michelle continues to monitor the impact of the COVID-19 pandemic-associated risks to its businesses.
Impact on ABI, JUUL and Cronos Investments
•ABI has been, and continues to be, impacted by COVID-19. While ABI stated in its year end 2020 earnings report that it expects its financial results in 2021 to improve meaningfully versus 2020, ABI did not provide earnings guidance for 2021 given the continued uncertainty. The extreme market disruption and volatility associated with the COVID-19 pandemic resulted in a steep decline in ABI’s stock price in the first half of 2020. Although there was a gradual recovery in ABI’s stock price in the second half of 2020 and again in April 2021, the fair value of Altria’s investment in ABI continues to be below the carrying value. While Altria believes that this decline is temporary, it will continue to monitor its investment in ABI, including the impact of the COVID-19 pandemic on ABI’s business and market valuation.
•JUUL’s operations were negatively impacted in 2020 by COVID-19 due to stay-at-home practices and government-mandated restrictions. While the impact was considered in Altria’s quantitative valuations conducted in connection with the preparation of its financial statements for the three months ended March 31, 2021 and the year ended December 31, 2020, Altria does not believe the COVID-19 pandemic was a primary driver of the non-cash pre-tax impairment charge recorded during 2020 or the changes in fair value recorded during 2020 and during the three months ended March 31, 2021. Altria will continue to monitor the impact of the COVID-19 pandemic on JUUL’s business in its quarterly valuations of JUUL.
•Cronos has been, and continues to be, impacted by COVID-19, due in part to government actions limiting access to retail stores in the United States and Canada. Altria will continue to monitor its investment in Cronos, including the impact of the COVID-19 pandemic on Cronos’s business and market valuation.

2021 Full-Year Guidance
Altria reaffirms its guidance for 2021 full-year adjusted diluted EPS to be in a range of $4.49 to $4.62, representing a growth rate of 3% to 6% from an adjusted diluted EPS base of $4.36 in 2020. While the 2021 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions related to (i) unemployment rates, (ii) fiscal stimulus, (iii) ATC dynamics, including stay-at-home practices, disposable income, purchasing patterns and adoption of non-combustible products, (iv) regulatory and legislative (including excise tax) developments, (v) the timing and breadth of COVID-19 vaccine administration and (vi) expectations for adjusted earnings contributions from its alcohol assets.
Altria’s 2021 full-year adjusted diluted EPS guidance range includes planned investments in support of its Vision, such as (i) marketplace investments to expand the availability and awareness of Altria’s non-combustible products, (ii) costs associated with building an industry-leading consumer engagement platform that enhances data collection and insights in support of ATC conversion to non-combustible products and (iii) increased non-combustible product research and development expense. Altria expects 2021 adjusted diluted EPS growth in the last three quarters of the year.
Altria continues to expect its 2021 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
•Net revenues decreased 5.1% to $6.0 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 3.3% to $4.9 billion.
•Reported diluted EPS decreased 7.2% to $0.77, primarily driven by losses on early extinguishment of debt from the Debt Liability Management Transaction, a decrease in the estimated fair value of Altria’s investment in JUUL and higher acquisition-related costs, partially offset by higher reported operating companies income (OCI) in the wine segment and favorable Cronos-related and ABI-related special items.
•Adjusted diluted EPS decreased 1.8% to $1.07, primarily driven by unfavorable timing of interest expense and a higher adjusted income tax rate.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2021	2020	Change
Reported diluted EPS	$0.77	$0.83	(7.2)%
NPM Adjustment Items	(0.01)	—
Implementation and acquisition-related costs	0.02	0.16
Tobacco and health litigation items	0.01	0.01
JUUL changes in fair value	0.10	—
ABI-related special items	(0.05)	0.03
Cronos-related special items	(0.04)	0.05
Loss on early extinguishment of debt	0.27	—
Tax items	—	0.01
Adjusted diluted EPS	$1.07	$1.09	(1.8)%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
Implementation and Acquisition-Related Costs
•In the first quarter of 2021, Altria recorded pre-tax charges of $48 million (or $0.02 per share), primarily related to acquisition-related costs for the settlement of an arbitration related to the 2019 on! transaction.
•In the first quarter of 2020, Ste. Michelle recorded pre-tax charges of $392 million (or $0.16 per share) consisting of $292 million for a wine inventory write-off and $100 million for estimated losses on future non-cancelable grape purchase commitments that Ste. Michelle believes no longer have a future economic benefit.
ABI-Related Special Items
•In the first quarter of 2021, equity earnings from ABI included net pre-tax income of $128 million (or $0.05 per share), consisting primarily of (i) ABI’s completion of the issuance of a minority stake in its U.S.-based metal container operations, (ii) mark-to-market gains on certain ABI financial instruments associated with its share commitments and (iii) charges associated with an early bond termination by ABI.
•In the first quarter of 2020, equity earnings from ABI included net pre-tax charges of $56 million (or $0.03 per share), consisting primarily of (i) mark-to-market losses on certain ABI financial instruments associated with its share commitments and (ii) ABI’s completion of its initial public offering of a minority stake of its Asia Pacific subsidiary.
The special items above include Altria’s respective share of the specific amounts recorded by ABI and may also include additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.
Cronos-Related Special Items
In the first quarter 2021, Altria recorded net pre-tax (income) expense consisting of the following:

	First Quarter
($ in millions, except per share data)	2021	2020

(Gain) loss on Cronos-related financial instruments [1]	$(110)	$137
(Income) losses from equity investments [2]	40	(48)
Total Cronos-related special items - (income) expense	$(70)	$89
Earnings per share	$(0.04)	$0.05
1 The 2021 and 2020 amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
2 Amounts primarily include Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.
JUUL Changes in Fair Value
•In the first quarter of 2021, Altria recorded a non-cash pre-tax unrealized loss of $200 million (or $0.10 per share) as a result of a decrease in the fair value of Altria’s investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
Loss on Early Extinguishment of Debt
•In the first quarter of 2021, Altria recorded pre-tax losses on early extinguishment of debt of $649 million (or $0.27 per share) as a result of the Debt Liability Management Transaction.

SMOKEABLE PRODUCTS

Revenues and OCI
•Net revenues decreased 6.4%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 4.6%.
•Reported OCI was essentially unchanged, as higher pricing, lower costs and NPM Adjustment Items, were mostly offset by lower shipment volume, higher promotional investments and higher per unit settlement charges.
•Adjusted OCI decreased 0.7%, primarily driven by lower shipment volume, higher promotional investments and higher per unit settlement charges, partially offset by higher pricing and lower costs. Adjusted OCI margins increased by 2.2 percentage points to 57.5%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2021	2020	Change
Net revenues	$5,250	$5,606	(6.4)%
Excise taxes	(1,121)	(1,278)
Revenues net of excise taxes	$4,129	$4,328	(4.6)%

Reported OCI	$2,372	$2,370	0.1%
NPM Adjustment Items	(32)	—
Tobacco and health litigation items	35	22
Adjusted OCI	$2,375	$2,392	(0.7)%
Adjusted OCI margins [1]	57.5%	55.3%	2.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
•Smokeable products segment reported domestic cigarette shipment volume decreased 12.0%, primarily driven by trade inventory movements, the industry’s rate of decline, one fewer shipping day and other factors.
•When adjusted for trade inventory movements, one fewer shipping day and other factors, smokeable products segment domestic cigarette shipment volume decreased by an estimated 3.5%.
•When adjusted for trade inventory movements, one fewer shipping day and other factors, total estimated domestic cigarette industry volumes decreased by an estimated 2%.
•Reported cigar shipment volume increased 11.1%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2021	2020	Change
Cigarettes:
Marlboro	19,415	21,842	(11.1)%
Other premium	981	1,137	(13.7)%
Discount	1,618	2,045	(20.9)%
Total cigarettes	22,014	25,024	(12.0)%

Cigars:
Black & Mild	479	430	11.4%
Other	1	2	(50.0)%
Total cigars	480	432	11.1%

Total smokeable products	22,494	25,456	(11.6)%

Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
•Marlboro retail share of the total cigarette category increased 0.4 share points to 43.1%.
•The industry retail share for the discount cigarette segment increased 0.1 share point to 25.3%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2021	2020	Percentage point change
Cigarettes:
Marlboro	43.1%	42.7%	0.4
Other premium	2.3	2.3	—
Discount	3.6	4.0	(0.4)
Total cigarettes	49.0%	49.0%	—
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
•Net revenues increased 4.2%, primarily driven by higher pricing, partially offset by higher promotional investments in on!. Revenues net of excise taxes increased 4.4%.
•Reported OCI decreased 5.3%, primarily driven by higher costs (including acquisition-related costs) and higher promotional investments, partially offset by higher pricing.
•Adjusted OCI increased 3.1%, primarily driven by higher pricing, partially offset by higher promotional investments and higher costs. Adjusted OCI margins declined by 0.9 percentage points to 72.1%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2021	2020	Change
Net revenues	$626	$601	4.2%
Excise taxes	(31)	(31)
Revenues net of excise taxes	$595	$570	4.4%

Reported OCI	$392	$414	(5.3)%
Acquisition-related costs	37	2
Adjusted OCI	$429	$416	3.1%
Adjusted OCI margins [1]	72.1%	73.0%	(0.9) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
•Oral tobacco products segment reported domestic shipment volume increased 0.6%, primarily driven by the growth of on! oral nicotine pouches and trade inventory movements, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches), calendar differences and other factors. When adjusted for trade inventory movements, calendar differences and other factors, oral tobacco products segment shipment volume increased by an estimated 0.5%.
•Total oral tobacco industry volume increased by an estimated 5% over the past six months, driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2021	2020	Change
Copenhagen	122.9	125.0	(1.7)%
Skoal	48.2	51.3	(6.0)%
Other (includes Red Seal and on!)	26.8	20.4	31.4%
Total oral tobacco products	197.9	196.7	0.6%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
•Oral tobacco products segment retail share was 48.1% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 30.2%. Share losses in the oral tobacco products segment, including Copenhagen, were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2021	2020	Percentage point change
Copenhagen	30.2%	32.4%	(2.2)
Skoal	12.9	14.4	(1.5)
Other (includes Red Seal and on!)	5.0	3.6	1.4
Total oral tobacco products	48.1%	50.4%	(2.3)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
•Net revenues increased 2.7%, primarily driven by higher pricing.
•Reported OCI increased 100%+ to $18 million, primarily driven by 2020 inventory-related charges (included in implementation costs in Table 8 below).
•Adjusted OCI increased 46.2% to $19 million, primarily driven by higher pricing and lower costs.
•Reported wine shipment volume increased 1.7% to approximately 1.7 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	First Quarter
	2021	2020	Change
Net revenues	$150	$146	2.7%
Excise taxes	(4)	(4)
Revenues net of excise taxes	$146	$142	2.8%

Reported OCI (Loss)	$18	$(379)	100.0%+
Implementation costs	1	392
Adjusted OCI	$19	$13	46.2%
Adjusted OCI margins [1]	13.0%	9.2%	3.8 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria has a leading portfolio of tobacco products for U.S. tobacco consumers 21+. Altria’s Vision through 2030 is to responsibly lead the transition of adult smokers to a non-combustible future (Vision). Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.
Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC) and John Middleton Co. (Middleton). Altria’s non-combustible portfolio includes ownership of Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).
Altria complements its tobacco portfolio with ownership of Ste. Michelle Wine Estates (Ste. Michelle) and equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori® and Champagne Nicolas Feuillatte™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2021 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. In the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton; oral tobacco products, including moist smokeless tobacco (MST) and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2020. These factors include the following:
•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including the U.S. Food and Drug Administration (FDA)) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions or an increase to the corporate income tax rate;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as foreign privacy laws and laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior, which may be further impacted by any changes in government stimulus or unemployment payments;
•the failure of our tobacco and wine subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco and wine subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands, including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers, and the risk of an extended disruption at a facility of, or of service by, a supplier, distributor or distribution chain service provider of our tobacco or wine subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
•the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage, tobacco control actions; and other factors;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•our inability to attract and retain investors due to the impact of decreasing social acceptance of tobacco usage or unfavorable ESG ratings;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions including divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, competitive, compliance, legislative and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Altria’s or Cronos’s failure to comply with applicable laws, including cannabis laws.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.
Mac Livingston, Vice President of Investor Relations
Richard.M.Livingston@altria.com

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2021	2020	% Change

Net revenues	$6,036	$6,359	(5.1)%
Cost of sales [1]	1,608	2,173
Excise taxes on products [1]	1,156	1,313
Gross profit	3,272	2,873	13.9%
Marketing, administration and research costs	504	473
Operating companies income	2,768	2,400	15.3%
Amortization of intangibles	17	19
General corporate expenses	61	45
Operating income	2,690	2,336	15.2%
Interest and other debt expense, net	308	275
Loss on early extinguishment of debt	649	—
Net periodic benefit (income) cost, excluding service cost	(43)	(27)
(Income) losses from equity investments [1]	(51)	(157)
(Gain) loss on Cronos-related financial instruments	(110)	137
Earnings before income taxes	1,937	2,108
Provision for income taxes	516	558
Net earnings	1,421	1,550	(8.3)%
Net (earnings) losses attributable to noncontrolling interests	3	2
Net earnings attributable to Altria	$1,424	$1,552	(8.2)%

Per share data:
Diluted earnings per share attributable to Altria	$0.77	$0.83	(7.2)%

Weighted-average diluted shares outstanding	1,857	1,858	(0.1)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from equity investments is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$5,250	$626	$150	$10	$6,036
2020	5,606	601	146	6	6,359
% Change	(6.4)%	4.2%	2.7%	66.7%	(5.1)%

Reconciliation:
For the quarter ended March 31, 2020	$5,606	$601	$146	$6	$6,359
Operations	(356)	25	4	4	(323)
For the quarter ended March 31, 2021	$5,250	$626	$150	$10	$6,036

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2021	$2,372	$392	$18	$(14)	$2,768
2020	2,370	414	(379)	(5)	2,400
% Change	0.1%	(5.3)%	100%+	(100)%+	15.3%

Reconciliation:
For the quarter ended March 31, 2020	$2,370	$414	$(379)	$(5)	$2,400

Implementation and acquisition-related costs - 2020	—	2	392	—	394
Tobacco and health litigation items - 2020	22	—	—	—	22
	22	2	392	—	416

NPM Adjustment Items - 2021	32	—	—	—	32
Implementation and acquisition-related costs - 2021	—	(37)	(1)	—	(38)
Tobacco and health litigation items - 2021	(35)	—	—	—	(35)
	(3)	(37)	(1)	—	(41)
Operations	(17)	13	6	(9)	(7)
For the quarter ended March 31, 2021	$2,372	$392	$18	$(14)	$2,768

	Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2021	2020
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,121	$1,278
Oral tobacco products	31	31
Wine	4	4
	$1,156	$1,313

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$941	$1,073
Oral tobacco products	2	2
	$943	$1,075

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$68	$71
Oral tobacco products	1	1
	$69	$72

The detail of (income) losses from equity investments is as follows:

ABI	$(318)	$(134)
Cronos	67	(23)
JUUL	200	—
	$(51)	$(157)

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2021 Net Earnings	$1,424	$0.77
2020 Net Earnings	$1,552	$0.83
% Change	(8.2)%	(7.2)%

Reconciliation:
2020 Net Earnings	$1,552	$0.83

2020 Implementation and acquisition-related costs	300	0.16
2020 Tobacco and health litigation items	19	0.01
2020 ABI-related special items	44	0.03
2020 Cronos-related special items	95	0.05
2020 Tax items	24	0.01
Subtotal 2020 special items	482	0.26

2021 NPM Adjustment Items	24	0.01
2021 Implementation and acquisition-related costs	(37)	(0.02)
2021 Tobacco and health litigation items	(26)	(0.01)
2021 JUUL changes in fair value	(200)	(0.10)
2021 ABI-related special items	100	0.05
2021 Cronos-related special items	70	0.04
2021 Loss on early extinguishment of debt	(496)	(0.27)
2021 Tax items	6	—
Subtotal 2021 special items	(559)	(0.30)

Change in tax rate	(27)	(0.01)
Operations	(24)	(0.01)
2021 Net Earnings	$1,424	$0.77

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$1,937	$516	$1,421	$1,424	$0.77
NPM Adjustment Items	(32)	(8)	(24)	(24)	(0.01)
Implementation and acquisition-related costs	48	11	37	37	0.02
Tobacco and health litigation items	35	9	26	26	0.01
JUUL changes in fair value	200	—	200	200	0.10
ABI-related special items	(128)	(28)	(100)	(100)	(0.05)
Cronos-related special items	(70)	—	(70)	(70)	(0.04)
Loss on early extinguishment of debt	649	153	496	496	0.27
Tax items	—	6	(6)	(6)	—
2021 Adjusted for Special Items	$2,639	$659	$1,980	$1,983	$1.07

2020 Reported	$2,108	$558	$1,550	$1,552	$0.83
Implementation and acquisition-related costs	395	95	300	300	0.16
Tobacco and health litigation items	24	5	19	19	0.01
ABI-related special items	56	12	44	44	0.03
Cronos-related special items	89	(6)	95	95	0.05
Tax items	—	(24)	24	24	0.01
2020 Adjusted for Special Items	$2,672	$640	$2,032	$2,034	1.09

2021 Reported Net Earnings				$1,424	$0.77
2020 Reported Net Earnings				$1,552	$0.83
% Change				(8.2)%	(7.2)%

2021 Net Earnings Adjusted for Special Items				$1,983	$1.07
2020 Net Earnings Adjusted for Special Items				$2,034	$1.09
% Change				(2.5)%	(1.8)%

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2020
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation and acquisition-related costs	431	89	342	342	0.18
Tobacco and health litigation items	83	21	62	62	0.03
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
Impairment in JUUL equity securities	2,600	—	2,600	2,600	1.40
ABI-related special items	763	160	603	603	0.32
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$5,792	$4,945
Inventories	1,948	1,966
Other current assets	289	206
Property, plant and equipment, net	1,982	2,012
Goodwill and other intangible assets, net	17,775	17,792
Investments in equity securities	20,133	19,529
Other long-term assets	857	964
Total assets	$48,776	$47,414

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,500	$1,500
Accrued settlement charges	4,539	3,564
Other current liabilities	3,965	3,999
Long-term debt	28,180	27,971
Deferred income taxes	4,727	4,532
Accrued pension costs	481	551
Accrued postretirement health care costs	1,952	1,951
Other long-term liabilities	397	381
Total liabilities	45,741	44,449
Redeemable noncontrolling interest	40	40
Total stockholders’ equity	2,995	2,925
Total liabilities and stockholders’ equity	$48,776	$47,414

Total debt	$29,680	$29,471

Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended March 31, 2021
(dollars in millions)
(Unaudited)

Twelve Months Ended March 31, 2021
Consolidated Net Earnings	$4,325
(Income) loss from equity investments and noncontrolling interests, net	231
Impairment of JUUL equity securities	2,600
(Gain) loss on Cronos-related financial instruments	(107)
Dividends from less than 50% owned affiliates	108
Provision for income taxes	2,394
Depreciation and amortization	255
Loss on early extinguishment of debt	649
Asset impairment and exit costs	(4)
Interest and other debt expense, net	1,242
Consolidated EBITDA [1]	$11,693

Current portion of long-term debt	$1,500
Long-term debt	28,180
Total Debt [2]	29,680
Cash and cash equivalents [3]	5,792
Net Debt [4]	$23,888

Ratios:
Total Debt / Consolidated EBITDA	2.5
Net Debt / Consolidated EBITDA	2.0

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2021. See Schedule 7.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2021. See Schedule 7.

[4] Reflects total debt, less cash and cash equivalents at March 31, 2021.

						Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt expense, net	(Income) losses from equity investments	(Gain) loss on Cronos-related financial instruments
2021 Special Items - (Income) Expense
NPM Adjustment Items	$(32)	$—	$—	$—	$—	$—
Implementation and acquisition-related costs	1	37	10	—	—	—
Tobacco and health litigation items	—	35	—	—	—	—
JUUL changes in fair value	—	—	—	—	200	—
ABI-related special items	—	—	—	—	(128)	—
Cronos-related special items	—	—	—	—	40	(110)
Loss on early extinguishment of debt	—	—	—	649	—	—

2020 Special Items - (Income) Expense
Implementation and acquisition-related costs	$392	$2	$1	$—	$—	$—
Tobacco and health litigation items	—	22	—	2	—	—
ABI-related special items	—	—	—	—	56	—
Cronos-related special items	—	—	—	—	(48)	137

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.